COMMAND SECURITY CORPORATION

AMENDED AND RESTATED 2009 OMNIBUS EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

Command Security Corporation, a New York corporation (the “Company”), pursuant its Amended and Restated 2009 Omnibus Equity Incentive Plan (as amended from time to time, the “Plan”), hereby grants to the participant (the “Participant”) identified in this Restricted Stock Unit Award Agreement (this “Agreement”) an award (the “Award”) consisting of that number of restricted stock units (“RSUs”) identified below. This Award is subject to the terms and conditions of the Plan, which are incorporated herein by reference. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Plan. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall govern. This Award is a Restricted Stock Unit as defined in the Plan.

Participant:

Grant Date:

Vesting Commencement Date:

RSUs:

Vesting Schedule:	Subject to Sections 2 and 5 of this Agreement, the RSUs will vest over thirty six (36) months in equal monthly installments on the Vesting Commencement Date and on the first day of each of the thirty five (35) subsequent months.

This Award is subject to the following provisions:

Section 1. Acceptance and Acknowledgements. To be eligible to receive this Award, the Participant must execute, by signature or electronic means, this Agreement within ninety (90) days after the Grant Date. If the Participant fails to deliver the signed copy of this Agreement within such ninety (90) day period, the Award shall be automatically forfeited without consideration. The Participant acknowledges receipt of this Agreement, the Plan and the prospectus for the Plan, and understands and agrees to the terms set forth in this Agreement and the Plan. By signing (electronically or otherwise) this Agreement, the Participant accepts the Award and agrees to be bound by the terms and conditions of this Agreement, the Plan and any other conditions established by the Company in connection with Awards issued under the Plan, and the Participant further acknowledges and agrees that this Award does not confer any legal or equitable right (other than those rights constituting the Award itself) against the Company or its Affiliates directly or indirectly, or give rise to any cause of action at law or in equity against the Company or its Affiliates. By signing (electronically or otherwise) this Agreement, the Participant further consents to receive any documents related to participation in the Plan and the Award by electronic delivery and to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.

Section 2. Vesting Criteria. This Award shall vest over thirty-six (36) months in equal monthly installments on the Vesting Commencement Date and on the first day of each of the thirty five (35) subsequent months, subject to the Participant’s continuous service with the Company or its Affiliate through the applicable vesting date, except as otherwise provided in the Agreement.

Section 3. Distribution of Shares upon Vesting; Withholding Taxes. No later than March 15 of the year following the year in which the respective RSUs vest, the Company will deliver either (i) a number of Common Shares to the Participant equal to the number of RSUs that vested in the immediately preceding calendar year in accordance with Section 2, or (ii) at the Company’s election, an amount in cash (or a combination of cash and Common Shares) having a value equal to the value of the RSUs that vested in the immediately preceding calendar year in accordance with Section 2. The Participant shall remain personally responsible for the payment of all taxes related to the distribution of Common Shares, cash or combination of cash and Common Shares. The Company shall have the right (but not the obligation) to deduct from the Award an amount equal to any income, social or other taxes of any kind required by law to be withheld in connection with the settlement of the RSUs or other securities pursuant to this Agreement.

Section 4. Dividend Distributions. Subject to the restrictions, limitations and conditions described in the Plan, dividend equivalents payable on the RSUs will be accrued on the Participant’s behalf at the time that cash dividends are otherwise paid to owners of Common Shares. Accrued dividend equivalent balances will be subject to the same restrictions and vesting schedule applicable to the RSUs and will be paid to the Participant with the distribution of the Common Shares (or cash or combination of cash and Common Shares, as applicable) in accordance with Section 2.

Section 5. Provisions upon Termination of Employment. In accordance with Section 9(c) of the Plan, all unvested RSUs shall terminate and be forfeited upon the Participant’s termination of employment or service with the Company for any reason.

Section 6. Tax Acknowledgements. The Participant acknowledges that there may be adverse tax consequences upon the vesting, delivery or settlement of the Award, whether in Common Shares, cash or a combination of cash and Common Shares, or disposition of any Common Shares acquired in respect of vested RSUs, and that the Participant has been advised to consult a tax advisor prior to such vesting, settlement or disposition. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or his or her acquisition of Common Shares, cash or a combination of cash and Common Shares or the sale of any Common Shares acquired in respect of vested RSUs.

Section 7. Adjustments. The number of RSUs subject to this Award may be adjusted in any manner as contemplated by Section 12 of the Plan.

Section 8. Miscellaneous.

8.1 Amendments. This Award of RSUs is documented by the records of the Committee or its delegate which shall be the final determinant of the number of Common Shares granted and the conditions of this Agreement. The Committee may amend or modify this Award in any manner to the extent that the Committee would have had the authority under the Plan initially to grant such Award, provided that no such amendment or modification shall materially diminish the Participant’s rights under this Agreement without his or her consent. Except as in accordance with the two immediately preceding sentences and Section 8.2, this Agreement may be amended, modified or supplemented only by an instrument in writing signed by both parties hereto.

8.2 Discretionary Nature of Plan. By accepting this Award, the Participant agrees that the granting of the Award is at the discretion of the Committee and that acceptance of this Award is no guarantee that future Awards will be granted under the Plan or any other equity incentive plan maintained from time to time by the Company. Notwithstanding anything in this Agreement or the Plan to the contrary, this Award may be amended by the Company without the Participant’s consent, including, but not limited to, modifications to any of the rights granted to the Participant under this Agreement, at such time and in such manner as the Company may consider necessary or desirable to reflect changes in law. The Participant understands that the Company may amend, resubmit, alter, change, suspend, cancel, or discontinue the Plan at any time.

8.3 Entire Agreement. The Participant acknowledges that as of the Grant Date, this Agreement and the Plan set forth the entire understanding between the Participant and the Company regarding the acquisition of the RSUs and the underlying Common Shares and supersede all prior oral and written agreements on that subject. Notwithstanding the foregoing, to the extent that the Participant has signed any restrictive covenant agreements with the Company or any of its Affiliates (including, but not limited to, any confidentiality, intellectual property rights assignment, non-competition, non-solicitation and non-disparagement agreements), such restrictive covenant agreements shall remain in full force and effect.

8.4. Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

8.5 Compliance with Section 409A of the Code. This Agreement is intended to comply with or be exempt from Section 409A of the Code and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code. Notwithstanding any provision of this Agreement or the Plan to the contrary, to the extent that the Committee determines that any portion of the Award granted hereunder is subject to Section 409A of the Code and fails to comply with the requirements thereof, the Committee reserves the right to amend, restructure, terminate or replace such portion of the Award in order to cause it to either not be subject to Section 409A of the Code or to comply with the applicable provisions of such section.

8.6 No Impact on other Benefits. The value of the Award is not part of the Participant’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

8.7 Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to any conflict of law rule or principle that would give effect to the laws of another jurisdiction.

8.8 Interpretation. The Participant accepts this Award subject to all the terms and provisions of the Plan and this Agreement. The undersigned Participant hereby accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan and this Agreement.

8.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

* * * *

The undersigned hereby acknowledges, accepts and agrees to all terms and provisions of the foregoing Agreement and the Plan. THE GRANT OF THIS AWARD IS SUBJECT TO THE TERMS AND CONDITIONS OF THE COMPANY’S AMENDED AND RESTATED 2009 OMNIBUS EQUITY INCENTIVE PLAN.

A signed copy of this Agreement must be returned to the Company (including through electronic means, as may be directed by the Company) within ninety (90) days following the Grant Date. If the Participant fails to deliver the signed copy of this Agreement within such ninety (90) day period, the Award shall be automatically forfeited without consideration, and this Agreement shall be null, void and of no further force or effect.

PARTICIPANT

DATE

COMMAND SECURITY CORPORATION

BY:
NAME:
TITLE:

DATE: